Exhibit 21.1

List of Subsidiaries of UAP Holding Corp.

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
AG-CHEM, Inc.	Maryland

Balcom Chemicals, Inc.	Colorado

UAP 23, Inc.	Delaware

Cropmate Company	Delaware

CSK Enterprises, Inc.	Delaware

Genmarks, Inc.	Delaware

Grower Service Corporation	New York

HACO, Inc.	Illinois

Loveland Industries, Inc.	Colorado

Loveland Products, Inc.	Colorado

Midwest Agriculture Warehouse Co.	Nebraska

Ostlund Chemical Co.	North Dakota

Platte Chemical Co.	Nebraska

Pueblo Chemical & Supply Co.	Colorado

Ravan Products, Inc.	Georgia

S.E. Enterprises, Inc.	Delaware

Snake River Chemicals, Inc.	Idaho

Transbas, Inc.	Tennessee

Tri-River Chemical Company, Inc.	Washington

Tri-State Chemicals, Inc.	Texas

Tri-State Delta Chemicals, Inc.	Mississippi

UAP 22, Inc.	Texas

UAP/GA AG Chem, Inc.	Georgia

UAPLP, Inc.	Delaware

United Agri Products, Inc.	Delaware

United Agri Products-Florida, Inc.	Florida

United Agri Products Financial Services, Inc.	Colorado

UAP Distribution, Inc.	Delaware

YVC, Inc.	Montana

United Agri Products Canada, Inc.	Canada

2326396 Canada, Inc.	Canada